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                                                                    Exhibit 99.1


                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE                  CONTACTS:  Bob Lougee     508-870-6771
Thursday, May 31, 2001                            Chet Lasell    508-870-6617



        ARCH WIRELESS COMPLETES SMR LICENSE TRANSFER TO NEXTEL; SERIES F
             PREFERRED STOCK TRANSFERRED TO SATISFY LOAN OBLIGATIONS

Westborough, MA, (May 31, 2001)-- Arch Wireless, Inc. (OTCBB:ARCH), one of the leading wireless messaging and mobile information companies in the United States, today announced that it has completed the transfer of 900 MHz SMR (Specialized Mobile Radio) licenses to an affiliate of Nextel Communications, Inc. (Nasdaq:NXTL) in satisfaction of a previously announced agreement between the two companies. Nextel recently received regulatory approval for the transfer.

Under terms of the transaction, Nextel acquired the licenses held by Arch for an aggregate purchase price of $175 million and agreed to invest $75 million in a new equity issue, Arch Series F 12% Redeemable Cumulative Junior Preferred Stock. Pending transfer approval, Nextel had advanced $250 million in the form of loans to a newly created, stand-alone Arch subsidiary that held the spectrum licenses. With completion of the license transfer, Arch's loan obligations have been satisfied by the transfer of the licenses and the transfer of shares of Arch Series F preferred stock held by the stand-alone Arch subsidiary.

Arch Wireless, Inc., headquartered in Westborough, Mass., is a leading two-way wireless Internet messaging and mobile information company with operations throughout the United States. The company offers a full range of wireless services to both business and retail customers, including wireless e- mail, two-way wireless messaging and mobile data, and paging through five regional divisions. Arch's Business Solutions Group designs wireless enterprise solutions for companies nationwide, while the National Retail Group distributes Arch products and services through leading U.S. retailers. Arch provides wireless services to customers in all 50 states, the District of Columbia, Puerto Rico, Canada, Mexico and in the Caribbean. Additional information on Arch Wireless is available on the Internet at www.arch.com.